Exhibit (d)(ii)(A)

                                     FORM OF
                                    EXHIBIT A
                      FIFTH THIRD INTERNATIONAL EQUITY FUND

                            Sub-Adviser Fee Schedule

The Sub-Adviser (Morgan Stanley Dean Witter Investment Management Inc.) for services under the Sub-Advisory Agreement shall be paid an annual investment advisory fee equal to:

0.45 of 1% of the Funds average daily net assets for all assets up to $250 million; and 0.25 of 1% of the Funds average daily net assets for assets in excess of $250 million.

The fee shall be accrued daily applied to the daily net assets of the Fund and paid monthly on the last day of each month.

FIFTH THIRD ASSET MANAGEMENT                MORGAN STANLEY DEAN WITTER
INC.                                                 INVESTMENT MANAGEMENT INC.

By:____________________________             By:___________________________

Title:                                               Title:

Date: __________________________            Date: __________________________


                                      C-60